UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 7, 2010
(Date of Earliest Event Reported)

MAXIM INTEGRATED PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	1-34192	94-2896096
(State or Other Jurisdiction of Incorporation)	(Commission File Number)(I.R.S. Employer Identification No.)	(IRS Employer Identification No.)

120 SAN GABRIEL DRIVE
SUNNYVALE, CALIFORNIA	94086
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-7600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 7, 2010, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Maxim Integrated Products, Inc. (the "Company") approved the grant of non-statutory stock options and restricted stock units to the principal executive officer, principal financial officer and other named executive officers of the Company that will appear in our 2010 Proxy Statement in connection with our Annual Meeting of Stockholders to be held on November 9, 2010 (collectively, the “NEOs”), the terms of which are summarized in the table below. The equity awards granted to the NEOs, as well as equity awards granted to other officers and certain non-officer employees of the Company on the same date, were made as part of the Company's annual equity grant for 2010 to employees.

Equity Awards to the NEOs

Name	Title	Number of Restricted Stock Units Granted (1)	Number of Shares underlying Stock Options Granted (2)
Tunc Doluca	President and Chief Executive Officer	44,156	176,184
Bruce E. Kiddoo	Chief Financial Officer and Senior Vice President	20,984	75,372
Vivek Jain	Senior Vice President	19,872	69,872
Pirooz Parvarandeh	Group President and Chief Technical Officer	24,284	86,756
Vijay Ullal	Group President	29,804	110,312

(1) The restricted stock units set forth in this column will vest over four (4) consecutive quarters starting in calendar year 2012, so long as the NEO remains employed by the Company on each such applicable vesting date. A small portion of restricted stock units granted to Mr. Kiddoo will vest over four (4) consecutive quarters starting in calendar year 2011.

(2) Each stock option has an exercise price of $16.58 per share, which is the closing price of the Company's common stock as reported on The NASDAQ Global Market on September 7, 2010, the date of grant. The stock options set forth in this column will primarily vest over four (4) consecutive quarters starting in calendar year 2014, with a small portion of stock options vesting over four (4) consecutive quarters starting in calendar year 2013 for some of the NEOs, so long as the NEO remains employed by the Company on each such applicable vesting date.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Bruce E. Kiddoo
Bruce E. Kiddoo
Chief Financial Officer and Senior Vice President

Date: September 13, 2010